Exhibit 7.01

December 17, 2007

STRICTLY CONFIDENTIAL

Marlin HoldCo LP
Marlin MidCo Inc.
c/o Macquarie Securities (USA) Inc.
125 West 55th Street, 9th Floor
New York, NY 10019

Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement), by and among Marlin HoldCo LP (“Parent”), Marlin MergeCo Inc. (“Merger Sub”) and Waste Industries USA, Inc. (the “Company”).

The undersigned (the “Investor”) hereby commits, subject to the conditions set forth herein, to purchase, and/or cause to be purchased by certain additional co-investment entities affiliated with the Investor, equity interests of Parent (the “Equity Securities”) for an aggregate purchase price equal to the amount set forth next to the Investor’s name on Schedule A hereto (such amount, the “Equity Funding Amount”), solely for the purpose of funding a portion of the consideration payable by Parent in accordance with the Merger Agreement and related expenses.

In addition to the Equity Funding Amount, the Investor hereby commits, subject to the conditions set forth herein, to purchase, and/or cause to be purchased by certain additional co-investment entities affiliated with such Investor, senior subordinated mezzanine loan notes (the “Notes”) issued by the wholly-owned subsidiary of Parent and the direct parent of Merger Sub (“Midco”) on the terms described herein and on Exhibit A hereto (the “Term Sheet”) for an aggregate purchase price equal to the amount set forth on Schedule B hereto (such amount, the “Note Funding Amount”), the proceeds of which shall be used solely for the purpose of funding a portion of the consideration payable by Parent in accordance with the Merger Agreement and related expenses.  The foregoing obligation of the Investor to purchase the Equity Securities and the Notes are subject to the satisfaction or proper waiver in accordance with the provisions of the Interim Investors Agreement, dated as of the date hereof, by and among Parent, Merger Sub and the other parties appearing on the signature pages thereto of the conditions set forth in Article VI of the Merger Agreement and the substantially contemporaneous funding of the financing contemplated by the Debt Commitment Letters and the consummation of the merger (the “Merger”) in accordance with the terms of the Merger Agreement.  Under no circumstances shall the Investor be obligated to (i) contribute to Parent more than the Investor’s Equity Funding Amount and (ii) purchase Notes from Midco in an amount greater than the Investor’s Note Funding Amount.

The obligations of the Investor hereunder will terminate automatically and immediately upon the earliest to occur of (a) the Closing, (b) the termination of the Merger Agreement and (c) the Company or any of its affiliates asserting a claim against the Investor or any affiliate thereof in connection with the Merger Agreement or any of the transactions contemplated thereby (the earliest date on which any such event occurs, being the “Commitment Termination Date”).

No (a) direct or indirect holder of any equity interests or securities of any party hereto (whether such holder is a partner (limited or general), member, stockholder, or otherwise), (b) Affiliate of any party hereto, or (c) director, officer, partner (limited or general), member, stockholder, employee, representative or agent of any party hereto, any of such party’s respective Affiliates or any such direct or indirect holder of any equity interests or securities of any such party (collectively, the “Party Affiliates”) shall have any liability or obligation of any nature whatsoever in connection with or under this letter or the transactions contemplated hereby, and each party hereto hereby waives and releases all claims against such Party Affiliates related to any such liability or obligation.

This letter shall be binding on the undersigned solely for the benefit of the parties hereto, and nothing set forth in this letter shall be construed to confer upon or give to any Person other than the parties hereto any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Investor’s obligation to fund its Equity Funding Amount, Note Funding Amount or any provisions of this letter.  Parent’s creditors shall have no right to enforce this letter or cause Parent to enforce this letter.

No modification of this letter shall be binding upon or enforceable against any party hereto without the written approval of such party.

The Investor may assign any of its rights and obligations, in whole or in part, to any Affiliate of the Investor or any fund managed by an Affiliate of the Investor.  Parent may not assign any of its rights and obligations hereunder to any Person without the prior consent of the Investor, and any attempted assignment in violation of the foregoing shall be null and void.

This letter, and all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this letter or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Each of the parties hereto irrevocably agrees that any legal action or proceeding that may be based upon, arise out of or relate to this letter or the negotiation, execution or performance hereof (whether at law, in equity, in contract, in tort or otherwise), shall be brought and determined exclusively in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware), or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any federal court sitting in the State of Delaware.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any such action in any court other than the aforesaid courts.

IN NO EVENT SHALL PARENT BE ENTITLED TO SPECIFIC PERFORMANCE AGAINST THE INVESTOR WITH RESPECT TO ITS OBLIGATIONS HEREUNDER.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS LETTER OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

 [SIGNATURE PAGES FOLLOW]

Very truly yours,

GS DIRECT, LLC

By:	/s/ Gerald J. Cardinale
Name: Gerald J. Cardinale
Title: Managing Director

Accepted and agreed as of
the date first above written:

MARLIN HOLDCO LP, by its General Partner, Marlin HoldCo GP, LLC

By:	/s/ Jim W. Perry
Name: Jim W. Perry
Title: Vice President

MARLIN MIDCO INC.

By:	/s/ Jim W. Perry
Name: Jim W. Perry
Title: Vice President

SCHEDULE A

Equity Funding Amount

Investor	Equity Funding Amount
GS DIRECT, LLC	$48,000,972.06

SCHEDULE B

Note Funding Amount

Investor	Note Funding Amount
GS DIRECT, LLC	$35,691,662.28